As filed with the Securities and Exchange Commission on October 6, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	93-0370304
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13900 N.W. Science Park Drive
Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Deferred Compensation Plan

(Full title of the plan)

NICHOLAS KONIDARIS

President and

Chief Executive Officer

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon 97229

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 641-4141

Copy to:

STEVEN HULL

Stoel Rives LLP

900 SW Fifth Avenue

Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$1,000,000	N/A	$ 1,000,000	$ 107

(1)	The Deferred Compensation Obligations are unsecured obligations of the Electro Scientific Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by Electro Scientific Industries, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

The Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) provides eligible employees of the Company with an opportunity to defer a portion of their compensation. The obligations of the Company under the Deferred Compensation Plan (collectively, the “Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

Although the respective benefits under the Deferred Compensation Plan will be paid from the general assets of the Company, the Company has established a grantor trust, known as a “rabbi trust,” to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust in a subtrust for purposes of the Deferred Compensation Plan may only be used to pay benefits under the Deferred Compensation Plan or to satisfy the claims of the Company’s general creditors. The Company may designate individual participants or groups that will not be covered by the rabbi trust.

The amount of compensation to be deferred by each participant in the Deferred Compensation Plan will be based on elections by the participant in accordance with the terms of the Deferred Compensation Plan. The Obligations will generally become due on retirement, death, other termination of employment or on such other date as the participant elects and in the form elected by the participant in accordance with the terms of the Deferred Compensation Plan. Under the Deferred Compensation Plan, the Obligations will be indexed to one or more investment alternatives selected by the participant from a range of such alternatives (not including the Company’s Common Stock), and the amount of the Obligations payable to each participant under the Deferred Compensation Plan will increase or decrease based on the investment returns of the chosen investment alternatives. However, participant deferrals under the Deferred Compensation Plan will be the Company’s general assets, and, as a result, the participants will have no ownership interest in any of the deferred compensation or the investment alternatives. The Company may, but is not obligated to, invest the deferred compensation in one or more of the investment alternatives. Obligations under the Deferred Compensation Plan will be denominated and payable in United States dollars.

A participant in the Deferred Compensation Plan may not sell, assign, transfer, pledge or otherwise encumber any amounts credited to his or her account under the plan. Each such participant may designate a beneficiary to receive benefits under the plan upon the participant’s death. The Company reserves the right to amend or terminate the Deferred Compensation Plan at any time, except that no such amendment or termination shall reduce any amounts already credited to a participant’s account under the Deferred Compensation Plan. After a change in control, as defined in the plan, amendment of investment indexes and time and form of payment are restricted. There is a reasonable likelihood that if any amount of the Obligations that would otherwise be paid to a participant would be non-deductible to the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, then the Company may defer payment of such amount until the Company reasonably believes that the Company’s deduction for payment will not be limited. The total amount of Obligations under the Deferred Compensation Plan being registered pursuant to this Registration Statement is $1,000,000.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article VII of the Company’s Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

(a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.

(b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys’ fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification;

(iii) the shareholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

(d) The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

(e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the “Act”). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders or directors or otherwise.

The Company has directors’ and officers’ insurance coverage that insures directors and officers of the Company and its subsidiaries against certain liabilities.

The Company has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnitee, without regard to the indemnitee’s ability to repay the sum advanced and without prior approval of the directors, shareholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnitee. Partial indemnification is also expressly authorized by the agreements.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.A.	Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3-A to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

4.B.	Articles of Amendment of Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3-B to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

4.C.	Articles of Amendment of Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 2, 2000.

4.D.	2004 Restated Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 21, 2004.

4.E.	Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and Mellon Investor Services, relating to rights issued to all holders of Company common stock. Incorporated by reference to Exhibit 4-A to the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2001.

5.	Opinion of Stoel Rives LLP.

23.1.	Consent of Independent Registered Public Accounting Firm.

23.2.	Consent of Stoel Rives LLP (included in Exhibit 5)

24.	Powers of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on October 5, 2006.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By	/s/ NICHOLAS KONIDARIS
Nicholas Konidaris, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on October 5, 2006 in the capacities indicated.

	Signature	Title
(1)	Principal Executive Officer:
	/s/ NICHOLAS KONIDARIS Nicholas Konidaris	President, Chief Executive Officer and Director

(2)	Principal Financial Officer:
	/s/ JOHN METCALF John Metcalf	Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary

Principal Accounting Officer:

	/s/ KERRY MUSTOE Kerry Mustoe	Corporate Controller and Chief Accounting Officer

(3)	Directors:

	*FREDERICK A. BALL	Director
Frederick A. Ball

	*RICHARD J. FAUBERT	Director
Richard J. Faubert

	*BARRY L. HARMON	Director
Barry L. Harmon

	*W. ARTHUR PORTER	Director
W. Arthur Porter

	* GERALD F. TAYLOR	Director
Gerald F. Taylor

	*KEITH L. THOMSON	Director
Keith L. Thomson

	*JON D. TOMPKINS	Chairman of the Board
Jon D. Tompkins

	*ROBERT R. WALKER	Director
Robert R. Walker

*By	/s/ KERRY MUSTOE
Kerry Mustoe, Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.A.	Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3-A to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

4.B.	Articles of Amendment of Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3-B to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

4.C.	Articles of Amendment of Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 2, 2000.

4.D.	2004 Restated Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 21, 2004.

4.E.	Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and Mellon Investor Services, relating to rights issued to all holders of Company common stock. Incorporated by reference to Exhibit 4-A to the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2001.

5.	Opinion of Stoel Rives LLP.

23.1.	Consent of Independent Registered Public Accounting Firm.

23.2.	Consent of Stoel Rives LLP (included in Exhibit 5)

24.	Powers of Attorney.